UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2006, Orthovita, Inc. (the “Company”) entered into a License Agreement with Angiotech Pharmaceuticals, Inc. (“Angiotech”), pursuant to which Angiotech licenses the VITAGEL Surgical Hemostat products (“VITAGEL”) and the CELLPAKER plasma collection system (collectively with VITAGEL, the “Products”), to the Company and the Company assumes manufacturing responsibility for the Products (the “License Agreement”). VITAGEL Surgical Hemostat is a composite liquid hemostat used in surgical procedures.

The Exclusive Sales Distribution Agreement with Angiotech BioMaterials Corp. (a former subsidiary of Angiotech, formerly known as Cohesion Technologies, Inc.), dated as of July 1, 2004, and as amended to date (the “Distribution Agreement”), served as the basis for the establishment of the License Agreement. Upon completion of the sale of the Products in inventory, which the Company purchased from Angiotech in the second half of 2005, the Distribution Agreement will terminate and the License Agreement will represent the sole agreement governing the relationship between the parties. Angiotech is also the indirect beneficial owner of approximately 11.9% of the Company’s common stock, according to the Schedule 13D filed by Angiotech on June 10, 2005.

The nine-year License Agreement, effective January 1, 2006 through December 31, 2014, grants the Company the right to manufacture, and the exclusive right to sell, the Products throughout the world, and establishes the Company’s responsibility for the manufacture of VITAGEL for Angiotech. Beginning in 2007, the License Agreement provides co-exclusive rights outside of the orthopedic field to Angiotech that permit Angiotech to distribute an Angiotech-branded VITAGEL product. The License Agreement continues to provide for the retention by Angiotech of exclusive rights to any drug-loaded version of the surgical hemostat.

The License Agreement includes minimum sales quotas for the Company and provides for royalty payments to be made by the Company, based on a share of all revenue received by the Company from net sales of Products made by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Joseph M. Paiva
Joseph M. Paiva
Chief Financial Officer

Dated: March 24, 2006